For Immediate Release

Builders FirstSource Reports Third Quarter 2022 Results

Net sales increased 4.6% to $5.8 billion

Core Organic Sales Growth of 6.9%

Net income increased 20.4% to $738.0 million

Earnings per diluted share increased 58.4% to $4.72

Adjusted EBITDA increased 20.1% to $1.2 billion

Repurchased $658.2 million of common shares

Completed four tuck-in acquisitions since the end of June

November 8, 2022 (Dallas, TX) – Builders FirstSource, Inc. (NYSE: BLDR) today reported its results for the third quarter ended September 30, 2022.

Third Quarter 2022 BFS Highlights

All Year-Over-Year Comparisons Unless Otherwise Noted:

•
Net sales increased 4.6% to $5.8 billion for the quarter driven by core organic growth and acquisitions, partially offset by commodity deflation.
•
Net income grew 20.4% to $0.7 billion, or $4.72 per diluted share, and adjusted net income increased 16.8% to $0.8 billion, or $5.20 per diluted share.
•
Adjusted EBITDA increased 20.1% to a third quarter record of $1.2 billion, mainly driven by net sales growth and a higher mix of sales from value-added product categories.
•
Cash provided by operating activities was $1.5 billion, and free cash flow was $1.4 billion.
•
Strong quarter-end balance sheet with liquidity of $1.3 billion and a net debt to LTM Adjusted EBITDA ratio of 0.7x.
•
During the quarter, the Company repurchased 11.2 million shares of its common stock for $658.2 million at an average stock price of $58.57.

“Our strong third quarter results reflect the fundamental strengths of our business, including the value-added products and solutions that resonate with our customers, and our consistent execution,” commented Dave Flitman, President and CEO of Builders FirstSource. “We are winning new business and strengthening existing customer relationships by providing customers individualized solutions and excellent service, which make us a partner of choice. We delivered a 6.9% increase in core organic sales, including nearly 20% growth in our higher margin value-added products. That performance, combined with continued investments in our core operations and relentless focus on cost controls and productivity, helped us to produce record Adjusted EBITDA of $1.2 billion during the quarter, an increase of approximately 20% versus the third quarter of last year. While we have begun to experience increasing macro headwinds, our leading position in the market, focus on innovation and prudent capital allocation have positioned us to succeed in any environment. I am confident that we will continue to deliver on our strategic pillars given the skill and dedication of our team members.”

Mr. Flitman continued, “In addition to our focus on profitable core organic growth, we have also continued to grow through accretive acquisitions in line with our strategy. In September, we closed our acquisition of Trussway, which expands our footprint in multifamily trusses, and enhances our value-added portfolio to better serve our customers and accelerate growth in the Southwest and Southeast. We also acquired Fulcrum Building Group in September, providing us with pro-focused lumberyards, millwork facilities and additional resources in the high-growth markets along the Gulf Coast. Furthermore, we boosted our footprint in the Arizona market through the acquisitions of HomCo Lumber and Hardware in July and Pima Door & Supply and Sunrise Carpentry in early October, which will provide us with dedicated millwork capabilities in the region. We are excited to welcome the Trussway, Fulcrum, Pima and Sunrise, and HomCo teams, along with their long-standing customer relationships and track records of profitable growth, to the Builders FirstSource family.”

Peter Jackson, CFO of Builders FirstSource, added, “I am proud of our ability to deliver strong financial results in the third quarter. Our growing third quarter sales and Adjusted EBITDA, combined with our focus on working capital management, resulted in record free cash flow of $1.4 billion. In addition, we remain focused on returning capital to shareholders, as evidenced by nearly $660 million in share repurchases. I want to emphasize that we are operating with a proactive mindset and have enhanced our already strong expense management processes. Our fortress balance sheet, low net leverage profile and ample liquidity provide us with the strength and flexibility to navigate a complex operating environment and create value over the long term.”

Builders FirstSource Financial Performance Highlights - Third Quarter 2022 Compared to Third Quarter 2021

Net Sales

•
Net sales for the period were $5.8 billion, a 4.6% increase. Core organic sales increased by 6.9% and acquisitions contributed net sales growth of 5.2%, partially offset by commodity price deflation of 7.5%.
•
Core organic sales in value-added products grew by 19.9%.
•
Core organic growth for Single-Family increased 1.8%, Repair and Remodel (“R&R”)/Other increased 31.1% and Multi-Family increased 16.2%.

Gross Profit

•
Gross profit was $2.0 billion, a 17.6% increase. The gross profit margin percentage increased 390 basis points to 35.0%, primarily driven by increased sales in value-added product categories and disciplined pricing in a volatile, supply-constrained marketplace.

Selling, General and Administrative Expenses

•
SG&A was $1.0 billion, an increase of approximately $125.2 million, or 14.3%, driven primarily by two factors – additional operating expenses from locations acquired within the last twelve months and higher wages and variable compensation costs as a result of increased net sales and profitability. As a percentage of net sales, total SG&A increased by 150 basis points to 17.4%.

Interest Expense

•
Interest expense increased $8.2 million to $44.1 million, primarily due to higher outstanding debt balances and higher interest rates.

Income Tax Expense

•
Driven by higher profitability, income tax expense was $232.4 million, compared to $188.3 million in the prior year period, and the effective tax rate in the third quarter was up 40 basis points to 23.9% year-over-year.

Net Income

•
Net income was $738.0 million, or $4.72 earnings per diluted share, compared to net income of $613.1 million, or $2.98 earnings per diluted share, in the same period a year ago.

Adjusted Net Income

•
Adjusted net income was $814.0 million, or $5.20 adjusted earnings per diluted share, compared to adjusted net income of $696.7 million, or $3.39 adjusted earnings per diluted share, in the prior year period. The 16.8% increase in adjusted net income was primarily driven by an increase in net sales and gross margin, partially offset by higher income tax and SG&A expense. The adjusted earnings per diluted share increase was primarily driven by share repurchases, which contributed $1.24, or 69% of the $1.81 change.

Adjusted EBITDA

•
Adjusted EBITDA increased 20.1% to $1.2 billion, primarily driven by net sales growth, a higher mix of sales from value-added product categories, and disciplined pricing.
•
Adjusted EBITDA margin improved by 260 basis points from the prior year period to 20.3%.

Builders FirstSource Capital Structure, Leverage, and Liquidity Information

•
For the nine months ended September 30, 2022, cash provided by operating activities was $2.6 billion, and cash used in investing activities was $0.8 billion. The Company’s free cash was an inflow of $2.4 billion, primarily driven by higher margins and sales increases from core organic growth and acquisitions.
•
Liquidity as of September 30, 2022 was $1.3 billion, consisting of approximately $1.2 billion in net borrowing availability under the revolving credit facility and $0.1 billion of cash on hand.
•
As of September 30, 2022, LTM Adjusted EBITDA was $4.5 billion and net debt was $3.1 billion, resulting in the debt to LTM Adjusted EBITDA ratio decreasing to 0.7x, compared to 0.8x in the third quarter of 2021.
•
In the third quarter, the Company repurchased approximately 11.2 million shares of its common stock for $658.2 million at an average stock price of $58.57 per share. During the nine months ended September 30, 2022, the Company repurchased approximately 31.7 million shares at an average price of $61.03 per share for a total cost of $1.9 billion.
•
In addition, the Company repurchased approximately 1.8 million shares in October 2022 for $111.9 million at an average stock price of $61.54 per share. The Company has approximately $0.5 billion remaining in the current $2 billion share repurchase authorization from May 2022.
•
Since August 2021, the Company has repurchased approximately 61.0 million shares of its common stock, or approximately 29.5% of its total shares outstanding, at an average price of $62.23 for a total cost of $3.8 billion.

Operational Excellence Productivity

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Year to date, the Company has delivered approximately $73 million in productivity savings.
•
The Company continues to believe it will deliver over $100 million in productivity savings in 2022.

M&A Update

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On July 1, 2022, the Company acquired HomCo Lumber and Hardware (“HomCo”), a highly profitable provider of building products in Flagstaff, Arizona. HomCo was founded in 1975, employs a workforce of nearly 100 team members, and had approximately $44 million in sales in 2021.
•
On September 1, 2022, the Company acquired Trussway, a leading manufacturer of floor and roof trusses headquartered in Houston, Texas, with approximately $291 million in sales in 2021. Trussway has nearly 1,000 employees across six manufacturing locations in the Central and Eastern U.S.
•
On September 1, 2022, the Company acquired Fulcrum Building Group (“Fulcrum”), a multi-brand operator of pro-focused lumberyards and millwork facilities in the Florida Panhandle and Alabama Coast. Fulcrum will provide the Company with additional resources and capacity in the high growth markets of the Gulf Coast. Fulcrum had approximately $140 million in sales in 2021.
•
On October 3, 2022, the Company acquired the Arizona businesses of Pima Door & Supply (“Pima”) and Sunrise Carpentry (“Sunrise”). Pima and Sunrise will provide the Company with dedicated millwork capability in the high-growth Phoenix metro area. Pima and Sunrise had approximately $10 million in sales in 2021.

2022 Total Company Outlook:

For 2022, the Company expects significant improvement in its full-year financial performance compared to 2021, including the following:

•
Net sales to grow to a range of $22.5 billion to $23.0 billion, or approximately 13% to 16% over 2021 sales of $19.9 billion.
•
Adjusted EBITDA to be in a range of $4.2 billion to $4.4 billion, or approximately 35% to 42% over 2021 Adjusted EBITDA of $3.1 billion.
•
Adjusted EBITDA margin to be in a range of 18.5% to 19.5%, or approximately 310 to 410 basis points over the 2021 Adjusted EBITDA margin of 15.4%.

2022 Full Year Assumptions:

The Company’s anticipated 2022 performance is based on several assumptions, including the following:

•
Within the Company’s geographies, single family starts are projected to be down low double-digits, multi-family starts up low-double digits, and R&R projected up low-to-mid-single digits.
•
Acquisitions completed within the last twelve months are projected to add net sales growth of 7% to 8%.
•
Two less selling days in the fourth quarter of 2022 versus 2021, or approximately 0.7%.

•
Depreciation and amortization expenses in the range of $480 million to $500 million, including approximately $180 million of amortization related to intangible assets acquired in the BMC merger. Total depreciation projected to be $195 million and total amortization projected to be $295 million for the full year 2022.
•
Total capital expenditures in the range of $250 million to $300 million.
•
Free cash flow in the range of $3.1 billion to $3.3 billion, assuming average commodity prices in the range of $750 to $850 mbf.
•
Interest expense in the range of $190 million to $200 million.
•
An effective tax rate between 23.0% to 25.0%.

Conference Call

Builders FirstSource will host a conference call Tuesday, November 8, 2022, to discuss the Company’s financial results and other business matters. The teleconference will begin at 8:00 a.m. Central Time and will be hosted by Dave Flitman, President and Chief Executive Officer, and Peter Jackson, Chief Financial Officer.

To participate in the teleconference, please dial into the call a few minutes before the start time: 800-267-6316 (U.S. and Canada) and 203-518-9708 (international), Conference ID: BLDRQ322. A replay of the call will be available at 12:00 p.m. Central Time through Tuesday, November 15, 2022. To access the replay, please dial 888-219-1264 (U.S. and Canada) or 402-220-4944 (international) and refer to pass code BLDRQ322. The live webcast and archived replay can also be accessed on the Company's website at www.bldr.com under the Investors section. The online archive of the webcast will be available for approximately 90 days.

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is the largest U.S. supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery and installation of a full range of structural and related building products. We operate in 42 states with approximately 575 locations and have a market presence in 47 of the top 50 and 85 of the top 100 MSAs, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution and manufacturing facilities (some of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other specialty building products. www.bldr.com

Forward-Looking Statements

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, synergies, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this release, these forward-looking statements are by nature inherently uncertain, and actual results or events may differ materially as a result of many factors. All forward-looking statements are based upon information available to Builders

FirstSource on the date this release was submitted. Builders FirstSource undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties, many of which are beyond the Company’s control or may be currently unknown to the Company, that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the continuing COVID-19 pandemic and its impact on the economy, the Company’s acquisitions and continued ability to identify and consummate attractive acquisitions, the Company’s growth strategies, including gaining market share and its digital strategies, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, which in turn is dependent on economic conditions, lumber prices and the economy, including interest rates, inflation and labor and supply shortages. Builders FirstSource may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and may also be described from time to time in the other reports Builders FirstSource files with the SEC. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

Non-GAAP Financial Measures

The financial measures entitled Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, diluted Adjusted net income per share and Free cash flow are not financial measures recognized under GAAP and are therefore non-GAAP financial measures. The Company believes that these non-GAAP financial measures provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and operating results.

Adjusted EBITDA is defined as GAAP net income before depreciation and amortization expense, interest expense, net, income tax expense and other non-cash or special items including stock compensation expense, acquisition and integration expense, debt issuance and refinancing costs, gains (loss) on sale and asset impairments and other items. LTM Adjusted EBITDA is defined as Adjusted EBITDA for the last twelve consecutive months. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales. Adjusted net income is defined as GAAP net income before non-cash or special items including acquisition and integration expense and debt issuance and refinancing cost offset by the tax effect of those adjustments to net income. Adjusted net income per diluted share is defined as Adjusted net income divided by weighted average diluted common shares outstanding. Free cash flow is defined as GAAP net cash from operating activities less capital expenditures, net of proceeds from the sale of property, plant and equipment.

Company management uses Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income as supplemental measures in its evaluation of the Company’s business, including for trend analysis, purposes of determining management incentive compensation and budgeting and planning purposes. Company management believes that these measures provide a meaningful measure of the Company’s performance and a better baseline for comparing financial performance across periods because these measures eliminate the effects of period to period changes, in the case of Adjusted EBITDA and Adjusted EBITDA margin, in taxes, costs associated with capital investments, interest expense, stock compensation expense, and other non-cash and non-recurring items and, in the case of Adjusted net income, in certain non-recurring items. Company management also uses free cash flow as a supplemental measure in its evaluation of the Company’s business, including for purposes of its internal liquidity assessments. Company management believes that free cash flow provides a meaningful evaluation of the Company’s liquidity.

The Company believes that these non-GAAP financial measures provide additional tools for investors to use in evaluating ongoing operating results, cash flows and trends and in comparing the Company’s financial measures with other companies in the Company’s industry, which may present similar non-GAAP financial measures to investors. However, the Company’s calculations of these financial measures are not necessarily comparable to similarly titled measures reported by other companies. Company management does not consider these financial measures in isolation or as alternatives to financial measures determined in accordance with GAAP. Furthermore, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables below.

The Company’s Adjusted EBITDA outlook, free cash flow and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. The Company’s management cannot estimate on a forward-looking basis without unreasonable effort the impact these income and expense items will have on its reported net income, operating cash flow and its reported effective tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, the Company does not provide a reconciliation to the most comparable GAAP financial measure for its Adjusted EBITDA or free cash flow outlook or its effective tax rate on operations forecast. Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to the Company’s outlook.

# # #

Contact:

Michael Neese

SVP, Investor Relations

Builders FirstSource, Inc.

(214) 765-3804

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2022	2021	2022	2021
Net sales	$5,761,463	$5,508,590	$18,368,853	$15,259,047
Cost of sales	3,746,731	3,796,138	12,109,601	10,893,890
Gross margin	2,014,732	1,712,452	6,259,252	4,365,157
Selling, general and administrative expenses	1,000,204	875,012	3,015,051	2,599,523
Income from operations	1,014,528	837,440	3,244,201	1,765,634
Interest expense, net	44,111	35,954	156,140	95,593
Income before income taxes	970,417	801,486	3,088,061	1,670,041
Income tax expense	232,410	188,341	723,205	387,081
Net income	$738,007	$613,145	$2,364,856	$1,282,960

Net income per share:
Basic	$4.75	$3.00	$14.12	$6.23
Diluted	$4.72	$2.98	$13.98	$6.18
Weighted average common shares:
Basic	155,309	204,268	167,522	205,976
Diluted	156,493	205,630	169,111	207,513

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

	Nine Months Ended September 30,
(in thousands)	2022	2021
Cash flows from operating activities:
Net income	$2,364,856	$1,282,960
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	355,472	401,500
Deferred income taxes	(57,183)	(65,696)
Stock-based compensation expense	26,652	25,288
Net gain on sale of assets	(1,813)	(32,235)
Other non-cash adjustments	31,026	4,805
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Receivables	(91,485)	(615,453)
Inventories	(61,926)	(321,068)
Contract assets	(32,596)	(141,058)
Other current assets	(2,982)	5,491
Other assets and liabilities	5,307	16,653
Accounts payable	(31,260)	103,006
Accrued liabilities	99,778	177,874
Contract liabilities	24,020	61,150
Net cash provided by operating activities	2,627,866	903,217
Cash flows from investing activities:
Cash used for acquisitions, net of cash acquired	(619,551)	(898,113)
Proceeds from divestiture of business	—	76,162
Purchases of property, plant and equipment	(205,241)	(160,179)
Proceeds from sale of property, plant and equipment	7,461	11,728
Net cash used in investing activities	(817,331)	(970,402)
Cash flows from financing activities:
Borrowings under revolving credit facility	5,267,000	2,420,000
Repayments under revolving credit facility	(5,405,000)	(2,495,000)
Proceeds from long-term debt and other loans	1,001,500	1,000,000
Repayments of long-term debt and other loans	(615,082)	(471,360)
Payments of debt extinguishment costs	(20,672)	(2,475)
Payments of loan costs	(16,797)	(17,970)
Exercise of stock options	440	537
Repurchase of common stock	(1,979,545)	(565,618)
Net cash used in financing activities	(1,768,156)	(131,886)
Net change in cash and cash equivalents	42,379	(199,071)
Cash and cash equivalents at beginning of period	42,603	423,806
Cash and cash equivalents at end of period	$84,982	$224,735

Supplemental disclosures of cash flow information:
Cash paid for interest	$138,034	$75,531
Cash paid for income taxes	790,994	414,515
Supplemental disclosures of non-cash activities:
Non-cash or accrued consideration for acquisitions	$9,985	$3,658,362
Accrued purchases of property, plant and equipment	12,711	13,164
Right-of-use assets obtained in exchange for operating lease obligations	89,400	49,135
Assets acquired under finance lease obligations	—	1,644
Amounts accrued for repurchases of common stock	41,826	30,756

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

(in thousands, except per share amounts)	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$84,982	$42,603
Accounts receivable, less allowances of $54,156 and $39,510 at September 30, 2022 and December 31, 2021, respectively	1,924,912	1,708,796
Other receivables	268,694	255,075
Inventories, net	1,758,881	1,626,244
Contract assets	240,346	207,587
Other current assets	142,316	127,964
Total current assets	4,420,131	3,968,269
Property, plant and equipment, net	1,491,622	1,385,441
Operating lease right-of-use assets, net	500,031	457,833
Goodwill	3,453,340	3,270,192
Intangible assets, net	1,637,358	1,603,409
Other assets, net	35,216	29,199
Total assets	$11,537,698	$10,714,343
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,087,994	$1,093,370
Accrued liabilities	850,758	718,904
Contract liabilities	250,166	216,097
Current portion of operating lease liabilities	100,972	96,680
Current maturities of long-term debt	3,837	3,660
Total current liabilities	2,293,727	2,128,711
Noncurrent portion of operating lease liabilities	414,911	375,289
Long-term debt, net of current maturities, discounts and issuance costs	3,169,429	2,926,122
Deferred income taxes	304,939	362,121
Other long-term liabilities	130,089	119,619
Total liabilities	6,313,095	5,911,862
Commitments and contingencies (Note 11)
Stockholders' equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 300,000 shares authorized; 148,994 and 179,820 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	1,490	1,798
Additional paid-in capital	4,252,851	4,260,670
Retained earnings	970,262	540,013
Total stockholders' equity	5,224,603	4,802,481
Total liabilities and stockholders' equity	$11,537,698	$10,714,343

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Adjusted Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	September 30,		September 30,		September 30,
(in millions)	2022	2021	2022	2021	2022
Reconciliation to Adjusted EBITDA:
GAAP net income	$738.0	$613.1	$2,364.9	$1,283.0	$2,807.3
Acquisition and integration expense	23.3	17.7	53.4	107.5	71.9
Debt issuance and refinancing cost (1)	-	-	27.4	4.6	30.8
Amortization expense	76.7	92.3	212.5	261.6	309.0
Tax-effect of adjustments to net income	(24.0)	(26.4)	(70.4)	(89.7)	(98.8)
Adjusted net income	$814.0	$696.7	$2,587.8	$1,567.0	$3,120.2
Weighted average diluted common shares	156.5	205.6	169.1	207.5
Diluted adjusted net income per share:	$5.20	$3.39	$15.30	$7.55
Reconciling items:
Depreciation expense	$49.0	$47.7	$143.0	$139.9	$192.4
Interest expense, net	44.1	36.0	128.7	91.0	165.6
Income tax expense	256.4	214.7	793.6	476.8	961.1
Stock compensation expense	8.5	6.2	26.7	18.9	32.8
Gain on sale and asset impairments	(1.3)	(25.7)	(2.0)	(27.4)	(1.1)
Other management-identified adjustments (2)	1.1	0.3	1.9	0.7	2.1
Adjusted EBITDA	$1,171.8	$975.9	$3,679.7	$2,266.9	$4,473.1
Adjusted EBITDA margin	20.3%	17.7%	20.0%	14.9%	19.4%

(1) Costs associated with issuing and extinguishing long term debt in 2021 and 2022. (2) Primarily relates to severance and other one-time costs.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Financial Data

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share amounts)	2022	2021	2022	2021
Net sales	$5,761.5	$5,508.6	$18,368.9	$15,259.0
Cost of sales	3,746.8	3,796.1	12,109.6	10,893.8
Gross margin	2,014.7	1,712.5	6,259.3	4,365.2
Gross margin %	35.0%	31.1%	34.1%	28.6%
Adjusted SG&A/Other (excluding depreciation and amortization) as a % of sales (1)	14.6%	12.9%	14.0%	13.7%
Adjusted EBITDA	1,171.8	975.9	3,679.7	2,266.9
Adjusted EBITDA margin %	20.3%	17.7%	20.0%	14.9%
Depreciation expense	(49.0)	(47.7)	(143.0)	(139.9)
Interest expense, net of debt issuance cost and refinancing	(44.1)	(36.0)	(128.7)	(91.0)
Income tax expense	(256.4)	(214.7)	(793.6)	(476.8)
Other adjustments	(8.3)	19.2	(26.6)	7.8
Adjusted net income	$814.0	$696.7	$2,587.8	$1,567.0
Basic adjusted net income per share:	$5.24	$3.41	$15.45	$7.61
Diluted adjusted net income per share:	$5.20	$3.39	$15.30	$7.55
Weighted average common shares
Basic	155.3	204.3	167.5	206.0
Diluted	156.5	205.6	169.1	207.5

(1) Adjusted SG&A and other as a percentage of sales is defined as GAAP SG&A less depreciation and amortization, stock compensation, acquisition, integration and other expenses.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2022		September 30, 2022
(in millions)	Interest Expense	Net Debt Outstanding	Interest Expense	Net Debt Outstanding
2032 Unsecured notes @ 4.25%	$13.8	$1,300.0	$40.6	$1,300.0
2032 Unsecured notes @ 6.375%	11.2	700.0	13.1	700.0
2030 Unsecured notes @ 5.00%	6.9	550.0	20.6	550.0
2027 Secured notes @ 6.75%	-	-	18.9	-
Revolving credit facility @ 3.40% weighted average interest rate	5.8	450.0	16.4	450.0
Amortization of debt issuance costs, discount and premium	1.2	-	3.7	-
Finance leases and other finance obligations	5.2	205.2	15.3	205.2
Debt issuance and refinancing cost	-	-	27.4	-
Cash	-	(85.0)	-	(85.0)
Total	$44.1	$3,120.2	$156.0	$3,120.2

	Three Months Ended	Nine Months Ended
(in millions)	September 30, 2022	September 30, 2022
Free Cash Flow
Operating activities	$1,500.8	$2,627.9
Less: Capital expenditures, net of proceeds	(83.6)	(197.8)
Free cash flow	$1,417.2	$2,430.1

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(unaudited)

	Three Months Ended September 30,
	2022		2021
(in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Manufactured products	$1,478.2	25.7%	$1,259.3	22.9%	17.4%
Windows, doors & millwork	1,294.1	22.5%	883.4	16.0%	46.5%
Value-added products	2,772.3	48.1%	2,142.7	38.9%	29.4%

Specialty building products & services	1,172.9	20.3%	960.1	17.4%	22.2%
Lumber & lumber sheet goods	1,816.3	31.5%	2,405.8	43.7%	-24.5%
Total net sales	$5,761.5	100.0%	$5,508.6	100.0%	4.6%

	Nine Months Ended September 30,
	2022		2021
(in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Manufactured products	$4,541.4	24.7%	$3,208.9	21.0%	41.5%
Windows, doors & millwork	3,539.1	19.3%	2,473.5	16.2%	43.1%
Value-added products	8,080.5	44.0%	5,682.4	37.2%	42.2%

Specialty building products & services	3,301.4	18.0%	2,805.4	18.4%	17.7%
Lumber & lumber sheet goods	6,987.0	38.0%	6,771.2	44.4%	3.2%
Total net sales	$18,368.9	100.0%	$15,259.0	100.0%	20.4%